Exhibit 99

OMI Corporation Announces Authority To Purchase Additional Shares

    STAMFORD, Conn.--(BUSINESS WIRE)--Dec. 14, 2004--OMI Corporation (NYSE:
OMM) announced its Board of Directors has established a new authority for the Company to repurchase from time to time up to 4,250,000 shares of its common stock. During the fourth quarter of 2004, the Company has repurchased in excess of 6.3 million shares of its common stock under previously granted authorities, which have terminated.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Earlier today it delivered its last single hull vessel to a buyer. Its fleet currently comprises 42 vessels including 15 Suezmaxes and 25 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order ten 37,000 and 47,000 dwt product carriers, five scheduled to be delivered in 2005 and five in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789